Exhibit 1

STOCK SUBSCRIPTION AGREEMENT

BETWEEN

ANDERSEN GROUP, INC.

AND

MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA
1. Definitions	2
2. Purchase and Sale of CCTV Shares	5
a) Basic Transaction	5
b) Purchase Price	5
c) The Closing	5
d) Deliveries at Closing	5
3. Representations and Warranties Concerning the Transaction	6
a) Representations and Warranties of COMCOR	6
(i) Organization of COMCOR	6
(ii) Authorization of Transaction	6
(iii) Noncontravention	6
(iv) Brokers' Fees	6
(v) Investment	6
(vi) Restrictions on Resale	7
(vii) CCTV Shares	8
(viii) CCTV Business and Licenses	8
(ix) COMCOR Licenses	9
b) Representations, Warranties and Covenants of AGI	9
(i) Organization of AGI	9
(ii) Authorization of Transaction	9
(iii) Capitalization of AGI	10
(iv) Noncontravention	11
(v) Brokers' Fees	11
(vi) Disclosure	11
(vii) Consents	12
(viii) Material Adverse Change	12
(ix) Insurance	12
(x) Litigation	12
(xi) No General Solicitation	12
(xii) No Integrated Offering	12
(xiii) S-3 Registration	13
(xiv) Employees	13
(xv) Compliance with Laws	13
(xvi) Title to Property and Assets; Leases	13
(xvii) Tax Matters	13
(xviii) Nasdaq listing	14
4. Pre-Closing Covenants	14
a) General	14
b) Notices and Consents	14
c) Notice of Developments	14
d) Form D; blue Sky Laws	14
e) AGI Capitalization	14
5. Post-Closing Covenants	15
a) General	15
b) Contribution to CCTV	15
c) Maintenance of Control over CCTV	15
d) Reporting Status	15
e) Nasdaq National Market	15
f) Litigation Support	15
g) Confidentiality	16
h) Regulatory Compliance	16
i) Continuation of Business	16
j) Adjustments of Estimated CCTV Liabilities	16
k) AGI Rights Offering	16
6. Conditions of Obligation to Close	17
a) Conditions to Obligations of AGI	17
b) Conditions to Obligation of COMCOR	18
7. Survival of Representations and Warranties	20
8. Indemnification	20
9. Termination	21
a) Termination of Agreement	21
b) Effect of Termination	22
10. Miscellaneous	22
a) Press Releases and Public Announcements	22
b) No Third-Party Beneficiaries	22
c) Entire Agreement	22
d) Successors and Assigns	22
e) Counterparts	23
f) Headings	23
g) Notices	23
h) Governing Law and Language	23
i) Arbitration	24
j) Agreement Not to Asset Claims/Sovereign Immunity	24
k) Amendments and Waivers	24
l) Severability	24
m) Expenses	24
n) Construction; Adequate Counsel	25
(i) Construction	25
(ii) Adequate Counsel	25
o) Incorporation of Exhibits and Annexes	25
p) Specific Performance	25
q) Fiduciary Duties	25

ATTACHMENTS

Exhibit A-1	Certificate of Amendment to Certificate of Incorporation
Exhibit A-2	First Amendment to Bylaws
Exhibit B	Registration Rights Agreement
Exhibit C	Obligations and Pledge Agreements
Exhibit D	Voting Agreement
Exhibit E	Opinion of Russian counsel
Annex I	COMCOR Disclosure Schedule
Annex II	AGI Disclosure Schedule
Annex III	AGI/COMCOR Funding Obligations

STOCK SUBSCRIPTION AGREEMENT

Stock Subscription Agreement (this "Agreement") entered into as of May 23, 2003, by and between Andersen Group, Inc., a Delaware corporation ("AGI"), and Moskovskaya Telecommunikatsionnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR").

This Agreement contemplates a transaction in which AGI or its designee will acquire from COMCOR, and COMCOR will transfer to AGI at the Closing (as defined below), all of the outstanding capital stock of ZAO COMCOR TV, a closed joint stock company organized under the laws of the Russian Federation ("CCTV") owned by or held for the benefit of COMCOR, in return for AGI Common Stock (as defined below).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1.                  Definitions.  Unless expressly provided otherwise, the following meanings shall apply equally to the singular and plural forms of the following terms.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"AGI" has the meaning set forth in the preface above.

"AGI Common Stock" means the common stock, par value $.01 per share, of AGI.

"AGI Rights Offering" has the meaning set forth in §5(k) below.

"Agreement" has the meaning set forth in the preface above.

"Amendment" means an amendment to the certificate of incorporation of AGI in the form attached as Exhibit A-1 or an amendment to the bylaws of AGI in the form attached as Exhibit A-2.

"CCTV" has the meaning set forth in the preface above.

"CCTV Share" means any share of the common stock, par value 10 rubles per share, of CCTV.

"Closing" has the meaning set forth in §2(c) below.

"Closing Date" has the meaning set forth in §2(c) below.

"COMCOR" has the meaning set forth in the preface above.

"Confidential Information" means any information concerning the businesses and affairs of CCTV that is not already generally available to the public.

"Governmental or Regulatory Authority" means any court, tribunal, arbitrator, arbitral panel, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, the United States, any other country or any state, as well as any county, city, municipality or other political subdivision of any of the foregoing.

"Hart-Scott-RodinoAct" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor federal statute.

"Knowledge" means actual knowledge after reasonable investigation.

"Laws" means (a) all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, the United States or any state or province thereof and (b) all rules or regulations of any securities exchange on which the securities of AGI are now or hereafter traded, quoted or listed.

"Liability" means any indebtedness, obligation and other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including without limitation all obligations of such Person (a) for borrowed money or investment commitments, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases, (e) for Taxes or (f) in the nature of guarantee of any obligation described in clauses (a) through (d) above of any other Person.

"Lien" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

"License" means any license or licenses necessary for a Party to lawfully own and operate its business, assets and properties or enter into and perform the Party's obligations under the Transaction Documents.

"Material Adverse Effect" means, with respect to any Person, a material adverse effect on or with respect to the business, assets, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, or upon such Person's ability to perform its obligations under this Agreement or any Transaction Document to which it is a party.

"MBC" means ABC Moscow Broadband Communication Limited, a limited liability company organized under the laws of .

"MBC Agreement" means an agreement to be entered into after the date hereof between AGI and the shareholders of MBC, pursuant to which the holders (other than AGI) of substantially all of the outstanding capital stock of MBC shall agree to transfer such MBC stock to AGI or a designee thereof in exchange for AGI Common Stock.

 "Obligations and Pledge Agreements" means an agreement in the form attached as Exhibit C, pursuant to which the CCTV Shares shall be pledged and the voting rights transferred in accordance therewith.

"Party" means AGI or COMCOR, and "Parties" means AGI and COMCOR collectively.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

"Registration Rights Agreement" means an agreement in the form attached as Exhibit B, pursuant to which AGI shall grant to COMCOR contractual registration rights with respect to AGI Common Stock as of the Closing.

"Rule 144" means Rule 144 promulgated under the Securities Act or any successor to such rule.

"SEC Documents" means the documents filed by AGI with the Securities and Exchange Commission pursuant to sections 13 or 14(a) of the Securities Exchange Act.

"Securities Act" means the United States Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

"Securities and Exchange Commission" means the United States Securities and Exchange Commission or any United States governmental body or agency succeeding to substantially all of the functions thereof.

"Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

"Strategic Services Agreement" means the Strategic Services Agreement, dated April 24, 2000, by and between COMCOR and CCTV as amended from time to time.

"Subsidiary" means any corporation or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the capital stock or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other managers.

"Tax" means any Russian Federation or United States federal, provincial, state, local or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Transaction Document" means each of this Agreement, the Registration Rights Agreement, the Obligations and Pledge Agreements and the Voting Agreement.

"Trustee" means the trustee appointed under the terms of the trust established pursuant to §6(a)(ii) below who is not affiliated with AGI or any of its affiliates and who specializes in providing trustee services in similar transactions.

"Voting Agreement" means an agreement in the form attached as Exhibit D, pursuant to which (i) certain holders of AGI Common Stock other than COMCOR shall agree to vote for a number of Persons nominated by COMCOR in the election of directors of AGI and (ii) COMCOR shall agree to vote its shares of AGI Common Stock for a number of Persons nominated by AGI in the election of directors of AGI.

2.                  Purchase and of CCTV Shares.

a)          Basic Transaction.  Subject to obtaining all requisite approvals required to consummate the transaction, AGI or its designee shall acquire from COMCOR, and COMCOR shall transfer to AGI or its designee, at the Closing, 42,110 CCTV Shares in exchange for the consideration specified below in §2(b) below and on the terms and conditions otherwise set forth herein.

b)                  Purchase Price.  AGI shall transfer to COMCOR, or the Trustee as provided by §6(a)(ii) below, at the Closing 4,220,879 shares of AGI Common Stock as consideration for the sale by COMCOR of the CCTV Shares as contemplated by §2(a) above.

c)                  The Closing.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP in New York, New York commencing at 9:00 a.m. local time not less than one nor more than five business days after the first business day on which the closing conditions set forth at §§6(a) and 6(b) below may be simultaneously satisfied or waived, or such other date as the Parties may agree (the "Closing Date").

d)                  Deliveries at Closing.  At the Closing, (i) COMCOR shall deliver or cause to be delivered to AGI or its designee the various certificates, instruments and documents referred to in §6(a) below, (ii) AGI or its designee, as appropriate, shall deliver or cause to be delivered to COMCOR the various certificates, instruments and documents referred to in §6(b) below, (iii) AGI and COMCOR shall enter into the Registration Rights Agreement, and (iv) COMCOR shall enter into the Voting Agreements with AGI and stockholders of AGI reasonably satisfactory to COMCOR, which stockholders together with COMCOR shall initially hold at least 50 percent of the shares of AGI Common Stock to be issued and outstanding immediately after the consummation of this transaction and the transactions contemplated by the MBC Agreement.

3.                  Representations and Warranties Concerning the Transaction.

a)                  Representations and Warranties of COMCOR represents, warrants and covenants to AGI that the statements and understandings contained in this §3(a) are true, complete and correct as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)), except as set forth on Annex I attached hereto.

(i)                  Organization of COMCOR.  COMCOR is an open joint stock company duly organized and validly existing under the laws of the Russian Federation.  COMCOR has all necessary power and authority as an open joint stock company to own its assets and to carry on its business as now being conducted and presently proposed to be conducted.  COMCOR is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of assets, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on COMCOR.

(ii)                Authorization of Transaction.  COMCOR has full power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder.  COMCOR has full power and authority to convey, the CCTV Shares held by or for the benefit of COMCOR to AGI pursuant to this Agreement.  This Agreement constitutes, and on the Closing Date each of the Transaction Documents other than this Agreement will constitute, the valid and legally binding obligation of COMCOR, enforceable in accordance with its terms and conditions.  COMCOR need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order to consummate the transactions contemplated by this Agreement.

(iii)               Noncontravention.  Neither the execution and the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Authority or court to which COMCOR is subject or any provision of its memorandum and articles of association or other organizational documents.

(iv)              Brokers' Fees.  COMCOR has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which AGI could reasonably become liable or obligated.

(v)                Investment.  COMCOR (A) understands that the AGI Common Stock to be received pursuant to this Agreement has not been, and will not be, registered under the Securities Act, or under any state securities Laws, and is being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering, (B) is acquiring such AGI Common Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment, is familiar with the risks associated with the business and operations of companies that operate in similar lines of business to AGI, and has the ability to bear the economic risks of its investment, including the potential loss of its investment, (D) has received sufficient information concerning AGI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding AGI Common Stock and (E) is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

(vi)              Restrictions on Resale.  COMCOR understands that the AGI Common Stock to be received pursuant to this Agreement may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the sale of such AGI Common Stock, or an available exemption from registration under the Securities Act or a sale under and in compliance with Rule 144, such AGI Common Stock must be held indefinitely.  In no event will COMCOR transfer or dispose of any of the AGI Common Stock to be received pursuant to this Agreement (other than pursuant to an effective registration statement under the Securities Act) unless and until (A) COMCOR shall have notified AGI of the proposed disposition and (B) if requested by AGI, COMCOR shall have furnished to AGI at the expense of COMCOR or its transferee an opinion of counsel reasonably satisfactory to AGI, to the effect that a public sale or transfer of the shares evidenced by such certificate may be made without registration under the Securities Act.  Any certificate or instrument evidencing the AGI Common Stock to be issued pursuant to this Agreement shall contain a legend substantially to the following effect:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction.  The securities represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the securities under applicable securities laws, unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws and provided that the availability of such exemption is confirmed by an opinion of counsel reasonably satisfactory to Andersen Group, Inc. delivered to Andersen Group, Inc., that such transfer may be made without registration under the Securities Act."

Unless otherwise required by applicable securities Laws, the legend set forth above shall be removed, and AGI or its transfer agent shall issue or cause to be issued a certificate without such legend to the holder of any certificate, if (x) the sale of such shares of AGI Common Stock is registered under the Securities Act as contemplated by the Registration Rights Agreement or otherwise, (y) such holder provides AGI with an opinion of counsel reasonably satisfactory to AGI, to the effect that a public sale or transfer of the shares evidenced by such certificate may be made without registration under the Securities Act or (z) such holder provides AGI with reasonable assurance and an opinion of counsel reasonably satisfactory to AGI that the shares evidenced by such certificate may be sold in compliance with Rule 144.  In the event that the above legend is removed from any certificate and thereafter the effectiveness of a registration statement covering the shares evidenced by such certificate is suspended, or if AGI reasonably determines that a supplement or amendment to such registration statement is required by applicable securities law, then upon reasonable advance written notice to the holder of such certificate, AGI may require that the above legend be placed on any such certificate evidencing shares that cannot be sold pursuant to an effective registration statement or under Rule 144, and COMCOR shall cooperate in the placement of such legend.  Such legend shall thereafter be removed from such certificate when such shares may again be sold pursuant to an effective registration statement or under Rule 144.

(vii)             CCTV Shares.  On the Closing Date, COMCOR will hold of record or beneficially 42,110CCTV Shares, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  All such CCTV Shares were duly authorized and validly issued, are fully paid and non-assessable and were properly registered with the appropriate Governmental or Regulatory Authorities competent for registration of the issuance of such CCTV Shares.  COMCOR is not a party to any option, warrant, purchase right or other contract or commitment other than this Agreement that could require COMCOR to sell, transfer or otherwise dispose of any capital stock of CCTV.  COMCOR is not a party to any voting trust, proxy, agreement with respect to the voting of any capital stock of CCTV other than Obligations and Pledge Agreements.

(viii)           CCTV Business and Licenses.  The Licenses held by CCTV on the date hereof and the Closing Date are and will be sufficient to enable CCTV to conduct its business in all material respects as conducted on the date hereof and are usual and customary for the purposes contemplated.  To the Knowledge of COMCOR, all assets transferred to CCTV by COMCOR have been transferred free and clear of any material Liens or other restrictions, other than as disclosed by COMCOR to CCTV.  Annex I lists all Licenses held and to be held by CCTV as of the date hereof and the Closing Date, the failure of which to be obtained or maintained by CCTV would have a Material Adverse Effect on the ability of CCTV lawfully to own and operate its business, assets and properties.  Each such License is or on the Closing Date will be valid, binding and in full force and effect.  No License contains on its face any restrictions that, individually or cumulatively, have or could reasonably be expected to have a Material Adverse Effect on CCTV.  To the Knowledge of COMCOR, no Person is infringing on the date hereof or will be infringing on the Closing Date on any such License.  CCTV has fulfilled and performed all material obligations with respect to each such License, and no event has occurred which results or could reasonably be expected to result in the suspension, revocation or termination of any such License or any other material impairment of the rights of CCTV pursuant to such License.

(ix)              COMCOR Licenses.  Schedule 3(a)(ix) contains a correct and complete graphic depiction of the Moscow Fiber Optic Network ("MFON") as in operation as of the date of this Agreement and the Closing Date.  COMCOR owns and operates the MFON, and the MFON has been funded in accordance with applicable law.

(A)              COMCOR has good and valid title to all Licenses including but not limited to those necessary for the ownership and operation of the MFON;

(B)              all Licenses referenced in Section 3(a)(ix)(A) are valid and in full force and effect;

(C)              the Licenses referenced in Section 3(a)(ix)(A) are sufficient to lawfully own and operate the MFON and for COMCOR to provide services utilizing the MFON, as contemplated by the financial operating plan adopted by the board of directors of CCTV and the Strategic Services Agreement.

b)                  Representations, Warranties and Covenants of AGI.  AGI represents, warrants and covenants to COMCOR that the statements and understandings contained in this §3(b) are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth on Annex II attached hereto.

(i)                  Organization of AGI.  AGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  AGI has all necessary corporate power and authority to own its assets and to carry on its business as now being conducted and presently proposed to be conducted.  AGI is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing ofassets, or the conduct of its business, makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on AGI.

(ii)                Authorization of Transaction.  AGI has full power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents, to perform its obligations thereunder and to issue the shares of AGI Common Stock to be issued pursuant to this Agreement.  All corporate action on the part of AGI required for the lawful execution and delivery of the Transaction Documents, the adoption of the Amendments and the issuance and delivery of the shares of AGI Common Stock to be received pursuant to this Agreement has been taken or prior to the Closing will have been taken.  Upon the approval of this Agreement by AGI's stockholders, and, with respect to the Transaction Documents other than this Agreement, upon execution, each of the Transaction Documents will constitute the valid and legally binding obligation of AGI, enforceable inaccordance with its terms and conditions.  AGI need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order to consummate the transactions contemplated by this Agreement.

(iii)               Capitalization of AGI.

(A)              The capitalization of AGI as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuance to AGI's stock option plans and the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock, is as set forth on Annex II.  As of the Closing Date, the shares of AGI Common Stock to be issued to COMCOR and all of the other issued and outstanding shares of AGI Common Stock will have been duly authorized and validly issued, will be fully paid and non-assessable and will not be subject to any preemptive or similar rights.  Except as described on Annex II, as of the Closing Date there will be no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of AGI Common Stock or other securities of AGI, and except as described in Annex II (other than the Registration Rights Agreement and any registration rights granted in connection with the consummation of the transactions contemplated by the MBC Agreement), there will be no agreements or arrangements under which AGI is obligated to register the sale of any of its securities under the Securities Act.  Annex II describes all of the securities or instruments issued by AGI that contain anti-dilution or similar provisions that will be triggered by, and all of the resulting adjustments that will be made, to such securities and instruments as a result of the issuance of securities pursuant to this Agreement and the MBC Agreement. AGI is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  Except as described on Annex II, other than the Voting Agreement, AGI is not and, as of the Closing, will not be a party to any voting or similar agreement or proxies relating to the voting of shares of its capital stock and is not aware of any such agreements or proxies to which it is not a party.

(B)              AGI has furnished to COMCOR true and correct copies of its certificate of incorporation as in effect on the date hereof, its bylaws as in effect on the date hereof and all other instruments and agreements that to the Knowledge of AGI govern securities convertible or exchangeable into capital stock of AGI.

(C)              The shares of AGI Common Stock to be issued pursuant to this Agreement will be validly issued, fully paid and non-assessable, free from all Taxes, Liens, claims and encumbrances and issued in compliance with United States federal securities Laws and the securities Laws of other applicable jurisdictions.  Such shares will not be subject to preemptive rights, rights of first refusal or similar rights of stockholders and will not impose personal liability upon the holder thereof.

(iv)              Noncontravention.  Neither the execution and the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental or Regulatory Authority or court to which AGI is subject or any provision of its certificate of incorporation or bylaws, including the amendments thereto in the forms attached as Exhibit A-1 and Exhibit A-2.

(v)                Brokers' Fees.  AGI has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Transaction Documents for which COMCOR could reasonably become liable or obligated.

(vi)              Disclosure.  AGI has furnished to COMCOR all SEC Documents that AGI was required to file with the Securities and Exchange Commission since February 28, 1999.  Except as described on Annex II, all such SEC Documents were timely filed.  As of their respective filing dates, or such later date on which such documents were amended, such documents complied in all material respects with the requirements of the Securities Exchange Act.  As of their respective dates, or such later date on which such documents were amended, such documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The financial statements included in such documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto.  Except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the Securities and Exchange Commission, such financial statements have been prepared in accordance with United States generally accepted accounting principles consistently applied and fairly present the consolidated financial position of AGI and its subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in thecase of unaudited statements, to normal recurring adjustments).

(vii)             Consents.  As of the Closing, all consents of AGI's Board of Directors and stockholders, to the extent received, related to the transactions contemplated hereby will be in full force and effect.

(viii)           Material Adverse Change.  Since >February 28, 1999, except as described in Annex II or as set forth in the SEC Documents, there has not been:

(A)              any changes in the assets, liabilities, financial condition or operations of AGI from that reflected in the financial statements included in the SEC Documents, except changes in the ordinary course of business which have not had a Material Adverse Effect, individually or in the aggregate, on AGI;

(B)              any material change, except in the ordinary course of business, in the contingent Liabilities of AGI whether by way of guarantee, endorsement, indemnity, warranty or otherwise;

(C)              any damage, destruction or loss, whether or not covered by insurance, materially or adversely affecting the properties or business of AGI; or

(D)              any declaration or payment of any dividend or other distribution of the assets of AGI or its subsidiaries.

(ix)              Insurance.  AGI and its subsidiaries maintain such insurance relating to their business, operations and assets as is appropriate to their business and operations, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, assets and operations, and such insurance coverages will be continued in full force and effect up to and following the Closing Date, other than those insurance coverages in respect of which the failure to continue in full force and effect could not reasonably be expected to have a Material Adverse Effect on AGI.

(x)                Litigation.  Except as described in the SEC Documents filed since February 28, 1999 and as described on Annex II, there is no action, suit, proceeding or investigation pending or, to the Knowledge of AGI, currently threatened against AGI or its subsidiaries.

(xi)              No General Solicitation.  Neither AGI nor any of its Affiliates nor any Person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer and sale of any shares of AGI Common Stock to be issued pursuant to thisAgreement.

(xii)             No Integrated Offering.  Neither AGI nor any of its Affiliates nor any Person acting on AGI's behalf has, directly or indirectly, made any offers or sales of any securities or solicited any offers to buy any securities under circumstances that would require (A) registration of any shares of AGI Common Stock under the Securities Act or cause the offering of any of the shares of AGI Common Stock to be issued pursuant to this Agreement to be integrated with prior offerings by AGI for purposes of the Securities Act or(B) compliance with any applicable stockholder approval provisions, including without limitation under the rules and regulations of the National Association of Securities Dealers.

(xiii)           S-3 Registration.  AGI is currently eligible to use Form S-3 for registration of the sale by COMCOR of the Registrable Securities (as such term is defined in the Registration Rights Agreement), and AGI has filed in the preceding twelve (12) months and will file all reports required to be filed by AGI with the Securities and Exchange Commission in a timely manner so as to obtain and maintain eligibility to use Form S-3 for the resale of the Registrable Securities.

(xiv)           Employees.  AGI is not aware that any officer or key employee, or that any group of key employees, intends to terminate his or her employment with AGI, nor does AGI have a present intention to terminate the employment of any of the foregoing.  Neither AGI nor, to its Knowledge, any employee of AGI is or will be in violation of any term of any employment contract or other contract or agreement because of the nature of the business conducted by AGI or the use by any employee of his or her best efforts with respect to such business.  None of the employees of AGI belongs to any union or collective bargaining unit.

(xv)            Compliance with Laws.  AGI is in compliance with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets, including without limitation those relating to environmental and occupational health and safety, except where the failure to so comply would not have a Material Adverse Effect on AGI.  No material expenditures are, or to the Knowledge of AGI will be, required in order to comply with any existing statutes, Laws and regulations.

(xvi)           Title to Property and Assets; Leases.  Except (A) as reflected in the SEC Documents, (B) for Liens for current Taxes not yet delinquent, (C) for Liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (D) for Liens in respect of pledges or deposits under worker compensation Laws or similar legislation, (E) for minor defects in title, none of which individually or in the aggregate materially interferes with the use of such property, (F) with respect to property or assets that are leased or (G) as described on Annex II, AGI has good and marketable title to its property and assets, free and clear of all Liens.  With respect to any property and assets that it leases, AGI holds a valid leasehold interest free and clear of any Liens (subject to clauses (A) through (E) above).

(xvii)         Tax Matters.  AGI has timely filed all tax returns and reports as required by law.  AGI has paid all taxes and other assessments due pursuant to such returns or pursuant to any assessment received by it, other than those contested by it in good faith, except where the failure to pay such taxes would not have a Material Adverse Effect on AGI.  The provision for Taxes of AGI as shown in its financial statements filed in the SEC Documents is adequate, to the Knowledge of AGI, for Taxes due and accrued as of the date thereof.

(xviii)        Nasdaq Listing.  The AGI Common Stock is listed on the Nasdaq National Market.  Except as described on Annex II, AGI has no Knowledge of any proceedings to revoke such listing.  The sales of shares of AGI Common Stock in accordance with the terms of this Agreement will not violate any rules of the Nasdaq National Market or the National Association of Securities Dealers as in effect on the date hereof and the Closing Date.

4.                  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

a)                  General.  Each of the Parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §6 below).

b)                  Notices and Consents.  Each of the Parties shall give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental and Regulatory Authorities in connection with the matters referred to in §3(a)(ii) and §3(b)(ii) above.

c)                  Notice of Developments.  Each Party shall give prompt written notice to the other Party of any material adverse development causing a breach of any of its representations and warranties in §3 above.  No disclosure by either Party pursuant to this §4(c), however, shall be deemed to amend or supplement Annex I or Annex II or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

d)                  Form D; Blue Sky Laws.  Promptly after the Closing Date, AGI shall file with the Securities and Exchange Commission a Form D with respect to the AGI Common Stock to be issued pursuant to §2 above and shall provide a copy thereof to COMCOR.  AGI shall, on or before the Closing Date, take any such action as AGI shall reasonably determine is necessary to qualify the AGI Common Stock to be issued pursuant to §2 for sale to COMCOR under applicable securities or "blue sky" Laws of the states of the United States or any other jurisdiction (or to obtain exemption therefrom), and AGI shall provide evidence of any such action to be taken to COMCOR on or prior to the Closing Date.

e)                  AGI Capitalization.  Between the date of this Agreement through and including the Closing Date, AGI shall not issue any additional shares of its capital stock except (i) pursuant to currently outstanding instruments which provide for exercise or conversion into capital stock, (ii) as required to consummate the transactions contemplated by the MBC Agreement, (iii) in connection with any grants of restricted stock or stock options identified on Annex II and (iv) pursuant to that certain letter agreement, dated May 23, 2003 between AGI and Kivira Trading Co. Ltd. identified on Annex II.  Notwithstanding the foregoing, in no event shall the total number of shares of AGI Common Stock to be issued and outstanding after giving effect to closing of transactions contemplated by the MBC Agreement, as calculated on a fully diluted basis as reported in the SEC Documents excluding the shares to be issued pursuant to this Agreement and any shares to be issued pursuant to §4(e)(i) and (iv) above, exceed 5,000,000.

5.                  Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

a)                  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.  COMCOR acknowledges and agrees that, from and after the Closing, AGI will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to CCTV.

b)                  Contribution to CCTV.  COMCOR shall make and AGI shall make, or shall cause MBC to make, capital contributions to CCTV in the amounts, at the times and in the manner set forth on Annex III attached hereto.

c)                  Reserved.

d)                  Reporting Status.  So long as COMCOR owns any of the shares of the AGI Common Stock to be issued hereunder, AGI shall timely file, or seek permissible extensions for filing, all reports required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act, and AGI shall not terminate its status as an issuer required to file reports under the Securities Exchange Act even if the Securities Exchange Act or the rules and regulations thereunder would permit such termination.

e)                 Nasdaq National Market.  So long as COMCOR owns at least 10% of the shares of the AGI Common Stock to be issued hereunder, AGI shall use reasonable efforts such that the AGI Common Stock will continue to be quoted on the Nasdaq National Market and shall comply in all respects with the reporting, filing and other obligations of the bylaws or rules of the National Association of Securities Dealers.

f)                    Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving CCTV and to the extent to which the Parties are not adverse to each other, each of the Parties shall cooperate with the other Party and its counsel in the contest or defense, shall make available its personnel at the expense of the requesting party and shall provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense.

g)                  Confidentiality.  COMCOR shall treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with the Transaction Documents and deliver promptly to AGI or destroy, at the request and option of AGI, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that COMCOR is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, COMCOR shall notify AGI promptly of the request or requirement so that AGI may seek an appropriate protective order or waive compliance with the provisions of this §5(g).  If, in the absence of a protective order or the receipt of a waiver hereunder, COMCOR is, on the advice of counsel, compelled by law or regulation to disclose any Confidential Information to any tribunal, then COMCOR may disclose such Confidential Information to the tribunal; provided, however, that COMCOR shall use its reasonable best efforts to obtain, at the reasonable request of AGI, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as AGI shall designate.  The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

h)                  Regulatory Compliance.  COMCOR shall provide AGI, promptly upon request, with all information that AGI reasonably requires from COMCOR in order to complete any securities or regulatory filings that AGI is required to make.

i)                    Continuation of Business.  So long as COMCOR owns not less than 12.5% of the issued and outstanding AGI Common Stock, calculated on a fully diluted basis treating all options as exercised and all convertible securities as converted, without the prior written consent of COMCOR, AGI shall not make a material change in the nature of the business and operations conducted by AGI on the date hereof.  For purposes of this §5(i) a "material change" shall mean any change that effects in a material adverse manner the business and operations of CCTV.

j)                    Adjustments of Estimated CCTV Liabilities.  The Parties agree to work in good faith to promptly identify and make adjustments with respect to the final determination of amounts owed by CCTV under the Strategic Services Agreement as contemplated by §3 of the funding obligations time frame table set forth in Annex III ..

k)                  AGI Rights Offering.  AGI shall use its commercially reasonable best efforts to undertake and consummate a common stock rights offering (the "AGI Rights Offering") with proceeds to AGI of at least US$1,500,000 (less any related fees or expenses) as early as September or October 2003 but no later than August 31, 2004.  COMCOR agrees to use its reasonable best efforts to take any action reasonably necessary to effect the AGI Rights Offering.

6.                  Conditions to Obligation to Close.

a)                  Conditions to Obligation of AGI.  The obligation of AGI to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                  the representations and warranties set forth in §3(a) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                COMCOR shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; provided however, in the event that COMCOR shall not have obtained requisite Russian Central Bank approval on or before the Closing Date, AGI shall deliver the shares of AGI common stock deliverable pursuant to §2(b) above to the Trustee pursuant to the terms of a trust which shall hold such shares of AGI Common Stock for the benefit of COMCOR until such time as the requisite Russian Central Bank approval has been obtained;

(iii)               no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by the Transaction Documents, (B) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, (C) materially adversely effect the right of AGI to own the CCTV Shares or to control CCTV directly or (D) materially adversely effect the right of CCTV to own its assets and operate its businesses, and in each case no such injunction, judgment, order, decree, ruling or charge shall be in effect;

(iv)              COMCOR shall have delivered to AGI a certificate to the effect that each of the conditions specified in §6(a)(i)-(iii) above is satisfied in all respects;

(v)                all applicable waiting periods, if any, and any extensions thereof under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated, and each Party shall have received all other authorizations, consents and approvals of Governmental and Regulatory Authorities referred to in §3(a)(ii) and §3(b)(ii) above and on Annex I and Annex II;

(vi)              the transactions contemplated by the MBC Agreement shall have been consummated or shall be to be consummated simultaneously with the Closing, and AGI shall hold or shall have rights to acquire simultaneously with the Closing substantially all of the capital stock of MBC;

(vii)             AGI shall have obtained the approval of its stockholders with respect to the adoption of the Amendments and the transactions contemplated hereby and as required by the National Association of Securities Dealers, the Laws of the State of Delaware, the Securities Act and the Securities Exchange Act;

(viii)           the Transaction Documents shall have been executed and delivered by the parties thereto other than AGI;

(ix)              AGI shall have received an opinion of Russian counsel to COMCOR, with respect to issues of Russian law in substantially the form attached to Exhibit E;

(x)                AGI shall have received 5,030 additional shares of CCTV, as set forth in §1 of the funding obligations time frame table set forth in Annex III;

(xi)              COMCOR shall have made additional capital contributions to CCTV which have resulted in the conversion of liabilities of CCTV to COMCOR of the equivalent of US$1,143,006 into 1,756 additional shares of CCTV, as set forth in §2 of the funding obligations time frame table set forth in Annex III; and

(xii)             COMCOR shall have accepted 365 additional shares of CCTV, having a deemed value of US$237,488, as partial payment for services provided under the Strategic Services Agreement for the period beginning January 1, 2003 through December 31, 2003 as set forth in §3 of the funding obligations time fame table set forth in Annex III.

AGI may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

b)                  Conditions to Obligation of COMCOR.  The obligation of COMCOR to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                  the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)                AGI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)               no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by the Transaction Documents or (B) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation;

(iv)              all applicable waiting periods, if any, and any extensions thereof under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated, and each Party shall have received all other authorizations, consents and approvals of Governmental and Regulatory Authorities referred to in §3(a)(ii) and §3(b)(ii) above and on Annex I and Annex II;

(v)                the transactions contemplated by the MBC Agreement shall have been consummated or shall be to be consummated simultaneously with the Closing, and AGI shall hold or shall have rights to acquire simultaneously with the Closing substantially all of the shares of capital stock of MBC;

(vi)              AGI shall have obtained approval of its stockholders with respect to the transactions contemplated hereby as required by the National Association of Securities Dealers, the Laws of the State of Delaware, the Securities Exchange Act and the Exchange Act;

(vii)             the Amendments shall have been adopted in accordance with applicable Law and regulations and shall be in full force and effect;

(viii)           the Transaction Documents shall have been executed and delivered by the parties thereto other than COMCOR;

(ix)              AGI shall have provided COMCOR with (i) copies of documentation relating to the ownership by AGI Common Stock by the stockholders who shall be parties to the Voting Agreement, satisfactory in form and substance to COMCOR and its counsel, and (ii) all other due diligence material reasonably requested by COMCOR relating to the ownership of AGI Common Stock by such stockholders, and COMCOR shall find that such due diligence material raises no issues, in COMCOR's sole determination, relating to whether the designated parties to the Voting Agreement hold at least the percentage of AGI Common Stock set forth in §2(d) above;

(x)                AGI shall have made additional capital contributions to CCTV in the amount of US$3,500,000, as set forth in §1 of the funding obligations time frame table set forth in Annex III; and

(xi)              Three members of the Board of Directors of AGI shall have delivered their resignations from the Board of Directors of AGI and any related committees thereof effective as of the Closing Date and the Board of Directors  of AGI shall fill such vacancies with three individuals nominated by COMCOR, which appointments shall be effective immediately after giving effect to the Closing.

COMCOR may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

7.                  Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing, even if the other Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and shall continue in full force and effect thereafter (subject to any applicable statutes of limitation).

8.                  Indemnification.

a)                  To the fullest extent permitted by law, COMCOR shall hold AGI harmless from and against any and all third-party actions, suits, claims, proceedings, costs, losses, damages, judgments, amounts paid in settlement and reasonable expenses (including, without limitation, reasonable attorneys' fees and disbursements) suffered or incurred directly by AGI to the extent relating to or arising out of any material inaccuracy in or material breach, violation or nonobservance of the representations, warranties, covenants or other agreements made by COMCOR in the Transaction Documents.  Notwithstanding the foregoing, no general decline in the value of the AGI Common Stock after the date hereof or the Closing Date shall be the sole basis for a claim against COMCOR pursuant to this §8(a).

b)                  In connection with (i) any filings made with the Securities and Exchange Commission under the Securities Act or the Securities Exchange Act related to the approval of the transactions contemplated by the Transaction Documents by the stockholders of AGI, save and except for filings made in connection with registrations undertaken in accordance with the Registration Rights Agreement, and (ii) any filings made with any securities agency of any state or other jurisdiction of the United States in connection with the issuance of the AGI Common Stock to COMCOR pursuant hereto, COMCOR shalland hereby does indemnify and hold harmless AGI and its directors, officers, legal counsel, independent accountant and other representatives against any losses, claims, damages or liabilities, joint or several, to which any such Person may become subject under the Securities Act, the Securities Exchange Act or the securities Laws of any such state, including such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) that arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any such filings, including any document incorporated therein by reference, or any amendment or supplement to such filing, or (b) any omission or alleged omission to state in such filing a material fact required to be stated or necessary to make the statements therein in light of the circumstances in which they were made not misleading, to the extent and only to the extent that such losses, claims, damages or liabilities are alleged under the foregoing clauses (a) or (b) to arise from any information furnished in writing on or after the date hereof by COMCOR to AGI expressly for inclusion in any such filing.  COMCOR shall reimburse any Person indemnified hereunder for reasonable legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage or liability.  In addition to and without limiting the foregoing or the provisions of §10(h), all such claims under this §8 shall not be subject to the arbitration provision of §10(i) and COMCOR may be joined as a party, if permissible under governing Law, to any litigation or proceeding commenced against any Indemnified Party which gives rise to indemnity claims by such Parties under this §8.  The indemnification provided by this §8 shall be made by periodic payments by COMCOR of the amount thereof during the course of the investigation or defense, as and when bills are received by any Person indemnified hereunder and as such loss, claim, damage or liability is incurred.

9.                  Termination.

a)                  Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)                  AGI and COMCOR may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)                AGI may terminate this Agreement by giving written notice to COMCOR at any time prior to the Closing in the event that COMCOR has breached any material representation, warranty or covenant contained in this Agreement in any material respect, provided that AGI has notified COMCOR of the alleged breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(iii)               COMCOR may terminate this Agreement by giving written notice to AGI at any time prior to the Closing in the event that AGI has breached any material representation, warranty or covenant contained in this Agreement in any material respect, provided that COMCOR has notified AGI of the alleged breach and the breach has continued without cure for a period of 20 days after the notice of breach;

(iv)              Either AGI or COMCOR shall be entitled to unilaterally terminate this Agreement by giving written notice of its intent to terminate to the other Party in the event that AGI is unable to obtain approval of its stockholders as contemplated by the Agreement as set forth in §6(a)(vii) and §6(b)(vii) within 150 days of the date on which AGI contributed US$3,500,000 pursuant to §1 of the funding obligations time frame table set forth in Annex III; provided, however, that there shall be excluded from the 150 day period any delays that are attributable to the failure of COMCOR to cooperate in a timely and reasonable manner with any request made by any Governmental or Regulatory Authority to AGI that AGI in good faith deems necessary in order to obtain such approval;

(v)                COMCOR shall be entitled to terminate this Agreement by giving written notice of its intent to terminate to AGI in the event that AGI has failed to contribute US$3,500,000 pursuant to §1 of the funding obligations time frame table set forth in Annex III within 20 days after the signing of this Agreement; provided, however, that there shall be excluded from the 20 day period any delays that are outside the control of AGI; notwithstanding the foregoing in no event shall such US$3,500,000 be contributed by AGI later than December 31, 2003;

(vi)              AGI shall be entitled to terminate this Agreement by giving written notice of its intent to terminate to COMCOR in the event that COMCOR has failed to contribute US$1,143,006 pursuant to §2 of the funding obligations time frame table set forth in Annex III within 30 days after the registration of the Report on Issuance of Shares to AGI; provided, however, that there shall be excluded from the 30 day period any delays that are outside the control of COMCOR; and

(vii)             AGI shall be entitled to terminate this Agreement in the event COMCOR has not accepted 365 additional shares of CCTV, having a deemed value of US$237,488, on or before the deadline provided in §3 of the funding obligations time frame table set forth in Annex III as partial payment for services provided under the Strategic Services Agreement for the period beginning January 1, 2003 through December 31, 2003.

b)                  Effect of Termination.  If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder, except the confidentiality provisions included herein which shall be effective from the date of termination, shall terminate without any Liability of either Party to the other Party (except for any Liability of any Party then in breach).

10.              Miscellaneous.

a)                  Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that AGI may issue any press release, make any filing or make any other public disclosure that it believes in good faith that it is required to make by applicable law or any listing or trading agreement concerning its publicly traded securities, in which case AGI shall advise the other Party prior to making the disclosure.

b)                  No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

c)                  Entire Agreement.  The Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof.

d)                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that AGI may (i) assign any or all of its rights and interests hereunder to one of its Subsidiaries and (ii) designate one of its Subsidiaries to perform its obligations hereunder, provided that notwithstanding such designation AGI shall remain responsible for the performance of its obligations hereunder.

e)                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

f)                    Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

g)                  Notices.  All notices, demands and other communications shall be sufficiently given for all purposes hereunder if in writing and delivered and sent by documented overnight delivery service or, to the extent receipt is confirmed, by facsimile or other electronic transmission service to the appropriate address or number set forth below.

If to COMCOR: COMCOR 17, Neglinnaya Ul. Bld. 2 Moscow 127051, Russia Attention: Sergei Golovin Facsimile: 7 (095) 250-7455	Copy to: McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020 Attention: Kathryn Beller, Esq. Facsimile: (212) 547-5444

If to AGI: Andersen Group, Inc. 405 Park Avenue Suite 1202 New York, NY 10022 Attention: Francis E. Baker Facsimile: (212) 888-5620	Copy to: Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York NY 10022 Attention: Robert Langer Esq. Facsimile: (212) 872-1002

Any Party may change the address to which notices, requests, demands and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

h)                  Governing Law and Language.

(i)                  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York; provided, however, that any agreements referred to herein which by their terms are expressly governed by the laws of another jurisdiction shall be governed by such laws; and further provided that nothing in this §10(h) shall permit any Party to bring any action, claim, demand, litigation or other legal proceeding arising out of or relating to this Agreement in any tribunal other than as set forth in §10(i) below, except to enforce an award issued by the arbitrators in accordance with §10(i) below.

(ii)                This Agreement is written in English, and any Russian language text is provided only for the convenience of the parties.  In the case of inconsistency or issues of interpretation between the English and Russian texts, the English text shall control.

i)                    Arbitration.  Subject to §10(p) below, any dispute, controversy or claim between the Parties arising out of or relating to this Agreement or the breach, termination or validity hereof shall be referred to and finally resolved by arbitration in New York, New York, to the exclusion of all other procedures, in accordance with the rules then in force of the American Arbitration Association, which are deemed to be incorporated by reference into this §10(i).  In any such arbitration, three arbitrators shall be appointed in accordance with the such rules.  Where the rules of the American Arbitration Association do not provide for a particular situation, the arbitrators shall determine the course of action to be followed.  The English language shall be used throughout any arbitral proceeding.  Subject to §10(p) below, to the maximum extent permitted by applicable Law, the Parties agree not to assert any rights to have any court rule on a question of law affecting the arbitration or to hear any appeal from or entertain any judicial review of the arbitral award.

j)                    Agreement Not to Asset Claims/Sovereign Immunity.  Each Party hereby agrees, to the fullest extent permitted by applicable Laws, that it will not assert a claim with regard to (i) any objection that it may have now or in the future to the venue of any action, suit, arbitral proceeding or proceeding in any court referred to in this §10(j), including forum non conveniens, (ii) any claim that any such action, suit or proceeding has been brought in an inconvenient forum, (iii) any and all rights to demand a trial by jury in any such action, suit, or proceeding brought pursuant to this §10(j) or (iv) with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets or enforceability of judicial or arbitral awards.

k)                  Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

l)                    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

m)                Expenses.  Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

n)                  Construction; Adequate Counsel.

(i)                  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement; and

(ii)                Adequate Counsel.  Each Party hereby represents and warrants that it and its legal counsel have adequate information regarding the terms of this Agreement, the scope and effect of the transactions contemplated hereby and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement.

o)                  Incorporation of Exhibits and Annexes.  The exhibits and annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

p)                  Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that COMCOR shall fail to deliver the CCTV Shares to be delivered on the Closing Date in accordance herewith or AGI shall fail to issue the AGI Common Stock to COMCOR on the Closing Date in accordance herewith. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions for specific performance to the extent but only to the extent that a failure described in the preceding sentence shall occur in addition to any other remedy to which such Party may be entitled at law or in equity, so long as the Party seeking specific performance has met all conditions to the performance of such obligations and the performance of such obligations is reasonably within the control of the Party with respect to which specific performance of an obligation is sought.  In no event shall this §10(p) be construed to entitle either Party to specific performance of any other obligation in the Transactions Documents.

q)                  Fiduciary Duties. (i) Notwithstanding any other provision contained in this Agreement to the contrary, if, at any time the Board of Directors of AGI (the "AGI Board") determines, upon advice of U.S. legal counsel, that it is necessary to do so in order to act in a manner consistent with the AGI Board's fiduciary duties to its stockholders as the Board of Directors of a Delaware public company, the AGI Board shall be entitled, without incurring any liability or obligation therefor to COMCOR (other than as provided in this §10(q)(i)), to take such action or actions that are consistent with the exercise of such fiduciary duty of the AGI Board, including the termination of this Agreement and/or any obligations arising hereunder; provided, however, the right of termination under this §10(q)(i) shall not apply to the obligation of AGI to deliver additional AGI shares in the event it does not contribute all or part of the US$5,828,753 within the time frame set forth in paragraph 5 of Annex III.  In the event AGI terminates this Agreement or any of its obligations hereunder pursuant to this §10(q)(i), AGI shall indemnify and hold COMCOR harmless from and against any and all judgments rendered against COMCOR (including reasonable attorney's fees incurred by COMCOR in connection with such judgment) in favor of non-COMCOR affiliated third parties that are solely and directly the result of the termination of this Agreement pursuant to this §10(q)(i), up to an amount not to exceed US$250,000 in the aggregate for all such judgments and attorney's fees.

In the event that there is any inconsistency or conflict between the provisions of this §10(q)(i) and any of the other provisions contained in this Agreement, the terms and conditions of this clause shall govern and control to the extent of any such inconsistency or conflict.

(ii)  In the event that any action, proceeding, complaint or litigation is commenced by a non-COMCOR affiliated third party involving a claim for which AGI may be liable pursuant to §10(q)(i) (an "Asserted Liability"), COMCOR shall promptly notify AGI in writing of such Asserted Liability (the "Claim Notice"); provided that no delay on the part of COMCOR in giving any such Claim Notice shall relieve AGI of any indemnification obligation under §10(q)(i) unless (and then solely to the extent that) AGI is materially prejudiced by such delay. AGI shall have thirty (30) days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify COMCOR whether or not AGI desires, at Age's sole cost and expense and by counsel of its own choosing (which shall be reasonably satisfactory to COMCOR) to defend against such Asserted Liability. If AGI undertakes to defend against such Asserted Liability, (A) AGI shall use its reasonable best efforts to defend and protect the interests of COMCOR with respect to such Asserted Liability, (B) COMCOR, prior to or during the period in which AGI assumes the defense of such matter, may take such reasonable actions as COMCOR deems necessary to preserve any and all rights with respect to such matter (including, but not limited to, participating in the defense proceedings with counsel so chosen by COMCOR), provided, however such actions shall not be construed as a waiver of COMCOR's rights to defense and indemnification pursuant to this Agreement, (C) AGI shall not, without the prior written consent of COMCOR, consent to any settlement which (I)does not contain an unconditional release of COMCOR from the subject matter of the settlement, (II) imposes any liabilities or obligations on COMCOR, and (C) with respect to any non-monetary provision of such settlement, could impose conditions upon COMCOR which, in COMCOR's reasonable judgment could have a material adverse effect on the business operations, assets, properties or prospects of COMCOR and (B) in the event that AGI undertakes to defend against such Asserted Liability, unless otherwise agreed to in writing, AGI shall be deemed to have unconditionally accepted the obligation that AGI will indemnify COMCOR pursuant hereto. Notwithstanding the foregoing, in any event, COMCOR shall have the right to control, pay or settle any Asserted Liability which AGI shall have undertaken to defend so long as COMCOR shall also waive any right to indemnification therefor by AGI. If AGI undertakes to defend against such Asserted Liability, COMCOR shall cooperate to the extent reasonable with AGI and its counsel in the investigation, defense and settlement thereof at the expense of AGI. If COMCOR desires to participate in any such defense it shall pay its own counsel fees, subject to the reimbursement rights set forth in §10(q)(i). If AGI does not undertake to defend against such Asserted Liability within the Notice Period, then AGI shall have the right to participate in any such defense at the AGI's sole cost and expense, but, in such case, COMCOR shall control the investigation and defense and may settle or take any other actions COMCOR deems reasonably advisable without in any way waiving or otherwise affecting COMCOR's rights to indemnification pursuant to this Agreement. COMCOR and AGI agree to make available to each other, their counsel and other representatives, all information and documents available to them which relate to such claim or demand. COMCOR and AGI also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ANDERSEN GROUP, INC.

By:     /s/ Francis E. Baker
Title:  Secretary

MOSKOVSKAYA TELECOMMUNIKATSIONNAYA CORPORATSIYA

By:    /s/ Yuri I. Pripachkin
Title: Chairman